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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

April 12, 2001

LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, CA 95035

Ladies and Gentlemen:

We have acted as counsel for LSI Logic Corporation, a Delaware corporation (the "Company"), in connection with the exchange offer (the "Exchange Offer") and subsequent merger (the "Merger") contemplated by that certain Agreement and Plan of Reorganization, dated as of March 26, 2001, by and among the Company, Clover Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and C-Cube Microsystems Inc., a Delaware corporation ("C-Cube"). This opinion is being furnished in connection with the Registration Statement on Form S-4 (the "Registration Statement"), which covers the issuance of up to a total of 43,445,527 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be issued in connection with the Exchange Offer and the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Restated Certificate of Incorporation and Bylaws; (ii) the resolutions adopted by the Board of Directors of the Company on March 25, 2001; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP


By: /s/ KEITH A. FLAUM
   --------------------------------
         Keith A. Flaum, Esq.